Fellow Shareholders:

In fiscal 2005 NVE Corporation continued progress toward our vision of revolutionizing the electronics industry with spintronics. Highlights were:

  * We posted record product sales in the face of an industry downturn and solid profits despite a large investment in R&D.

  * NVE was awarded 22 research contracts, which will help build our technology portfolio.

  * We were granted four U.S. patents, strengthening our intellectual property portfolio.

  * Cypress demonstrated Magnetoresistive Random Access Memory (MRAM) working in customers' systems with designs covered by our technology agreement.

Our unique spintronic products have been well-received because they are smaller, faster, and more precise than conventional electronics. New products in fiscal 2005 included a sensor that expands our presence in the medical market by enabling better hearing aids, and the award-winning IL600 coupler family, which we bill as the world's smallest couplers. We also took important steps toward potentially revolutionary future products by successfully demonstrating Vertical MRAM cells and prototype biosensors for "laboratory-on-a-chip" applications.

Government research and development contracts allow us to fund a world-class research organization. Our efforts are focused in three strategic areas: MRAM, tunnel junctions, and biosensors. Contracts in these areas in the past year included:

  * Contracts to develop next-generation ultra-high density MRAM, including two Magnetothermal MRAM contracts and a Vertical MRAM contract. Compared to conventional MRAM, Magnetothermal MRAM allows denser memories and lower power, while Vertical MRAM allows higher densities by potentially eliminating the need for transistors for each bit.

  * One contract to develop next-generation spin-dependent tunneling (SDT) junctions and another to develop ultra-sensitive SDT sensors. Better SDT junctions mean faster, less expensive MRAM, and ultra-sensitive SDT sensors have a number of markets such as military, homeland security, and cellphones.

  * A contract to develop mass-producible biosensors for laboratory-on-a-chip systems.

Four U.S. patents in fiscal 2005 and a fifth in early April brought NVE's total to 34 patents. Grants included two patents for magnetic bead detectors, which are key elements in laboratory-on-a-chip systems; a patent relating to spin-momentum MRAM, which could significantly reduce MRAM write currents; a patent on switchable synthetic antiferromagnet memory cells, an important MRAM structure; and a patent for low-hysteresis spintronic sensors. Between our own patents and those we have licensed from others, more than 100 patents protect our technology.

MRAM has been called the ideal memory because it has the potential to combine the speed of SRAM, the density of DRAM, and the nonvolatility of flash memory. It is projected to be a multi-billion dollar market within a few years. In the past fiscal year Cypress demonstrated MRAM working in customers' systems with designs covered by our technology agreement. Although Cypress decided to divest its MRAM subsidiary, many other leading companies are pursuing MRAM. Cypress' decision provided us an opportunity to sharpen our MRAM focus on an intellectual property business model. NVE is well positioned with critical technology covering a broad range of near-term and long-term MRAM designs. Our strategy is to enable a revolution in memory design by providing services and licensing technology.

In addition to extraordinary employees, NVE is fortunate to have an exceptionally well-qualified board of directors. In the past year Jeff Kaszubinski left our board after three years of service and we welcomed Patricia Hollister. Pat has been a superb addition. Bob Irish, a director since 1992, rejoined our audit committee. We congratulate Founder and Director Jim Daughton, who accepted a Tekne Award for spintronics innovation, and Chairman Terry Glarner, who received two director awards.

Going forward, NVE has a portfolio of award-winning products and key MRAM technology. Fiscal 2006 will be an important year for NVE and I look forward to keeping you updated on our progress.

Sincerely,

/s/ Daniel A. Baker
Daniel A. Baker, Ph.D.
President and Chief Executive Officer